Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1.       Name of Corporation:       Omega Development, Inc.

2. The articles have been amended as follows: See Exhibit A attached hereto and made a part hereof.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 10,211,207 (68.1%).*

4.       Signature (Required):
         /s/ A. Paul Shapansky          and   /s/ James R. Flaherty
         -------------------------------      -----------------------
         President or Vice President          Secretary or Asst. Secretary
         A. Paul Shapansky, President         James R. Flaherty, Asst. Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.



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                                    EXHIBIT A

                     AMENDMENT TO ARTICLES OF INCORPORATION

         RESOLVED: the Articles of Incorporation of Omega Development, Inc. are amended by inserting an Article Tenth so that after Article Ninth, there appears the following text:

         TENTH: On the effective date of this amendment to the Articles of Incorporation (the "Effective Date"), the Common Stock of the Corporation will be reverse split on a one-for-three basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reconstituted as one-third of a share of Common Stock (the "Reverse Split"). No fractional shares will be issued by the Corporation as a result of the Reverse Split. Each fractional share shall be rounded into one whole share.

         RESOLVED: the Articles of Incorporation of Omega Development, Inc. are amended by substituting the following Article First for the existing Article First, so that there appears the following text:

                                   Article II

         FIRST: The name of the Corporation is BBJ ENVIRONMENTAL TECHNOLOGIES, INC.